                                                    REGISTRATION NO.
                                                                     ----------
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        TARRAGON REALTY INVESTORS, INC.
        (Exact name of registrant as specified in governing instruments)

                                     Nevada
                    --------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   94-2432628
                    --------------------------------------
                       (IRS Employer Identification No.)

                   280 Park Avenue, East Building, 20th Floor
                            New York, New York 10017
                     (212) 949-5000 o (212) 949-8001 (Fax)
                    --------------------------------------
                    (Address of principal executive offices)

                           William S. Friedman, Esq.
                   280 Park Avenue, East Building, 20th Floor
                            New York, New York 10017
                      (212) 949-5000 o (212) 949-8001 (Fax)
                    (Name and address of agent for service)

                                With a Copy to:

                            Steven C. Metzger, Esq.
                         Prager, Metzger & Kroemer PLLC
                          2626 Cole Avenue, Suite 900
                              Dallas, Texas 75204
                     (214) 969-7600 o (214) 523-3838 (Fax)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    From time to time after this registration statement becomes effective.

         If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 452(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
Title of Each Class of   Amount to be     Proposed maximum        Proposed maximum      Amount of
  Securities to be        registered    offering price per unit  aggregate offering   registration
    Registered                                                        price              fee
--------------------------------------------------------------------------------------------------
Tarragon Realty
Investors, Inc. common    1,947,987          $10.3125(2)          $20,088,615(2)       $5,584.64
stock, par value $0.01     shares
per share(1)
--------------------------------------------------------------------------------------------------

         (1) Tarragon common stock is being offered for the account of pledgees, donees, transferees, and other successors-in-interest of Tarragon and Lucy N. Friedman.

         (2) Pursuant to Rule 457(a), the proposed Maximum Offering Price Per Unit and Proposed Maximum Aggregate Offering Price have been calculated as the market value upon the basis of the average of the bid and asked price of Tarragon common stock on August 30, 1999, which was $10.3125.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
===============================================================================

PROSPECTUS

                        TARRAGON REALTY INVESTORS, INC.
                                   The Issuer


TARRAGON REALTY
INVESTORS, INC.
280 PARK AVENUE,
EAST BUILDING,
20TH FLOOR
NEW YORK, NY
10017
(212) 949-5000

         Tarragon is a fully integrated real estate investment trust, controlling approximately 16,000 apartment units and 2.3 million square feet of retail and office space located throughout the continental United States, with principal concentrations in Florida, Texas, Connecticut, California and Colorado.



           1,947,987 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE
                                  The Offering

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS DISCUSSED BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

         Up to 1,947,987 shares of Tarragon common stock may be offered for sale from time to time by pledgees, donees, transferees or other successors-in-interest of Tarragon or Lucy N. Friedman. These shares may be sold through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at prices and on terms that will be fixed at the time of sale. The specific terms of sale, and the names of underwriters, if any, will be set forth in a prospectus supplement.

         These shares are being registered to facilitate their placement as collateral for loans and in margin accounts. Neither Tarragon nor Mrs. Friedman intend to sell any of the shares at this time. Tarragon will receive none of the proceeds of the sale of the shares if and when such a sale occurs, except to the extent the proceeds of any sale are applied to reduce outstanding indebtedness of Tarragon.

         Tarragon's common stock is traded on the NASDAQ National Market System under the symbol "TARR." On August 30, 1999, the closing price of Tarragon's common stock on the NASDAQ was $10.25 per share.

                           ------------------------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED THAT THIS PROSPECTUS IS ADEQUATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ------------------------


              THE DATE OF THIS PROSPECTUS IS               , 1999
                                             --------------

                             ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission. This prospectus does not contain all of the information contained in the registration statement. You should read this prospectus and any supplement together with the additional information contained in the registration statement and in the other documents incorporated by reference into this prospectus.

         Whenever we refer in this prospectus to "Tarragon," "the Company," "we," "us," or "our," we mean Tarragon Realty Investors, Inc., a Nevada corporation, and its predecessors and subsidiaries.


                               ABOUT THE COMPANY

         Tarragon is a fully integrated real estate development, acquisition and management company, operated as a real estate investment trust for federal income tax purposes. We control approximately 16,000 apartment units and 2.3 million square feet of commercial space throughout the United States. Our primary business is investing in and developing income-producing real estate directly and through partnerships and joint ventures.

         Our acquisition strategy is opportunistic, but focuses on acquiring properties that add to the efficiency of our real estate portfolio. We often acquire older or troubled properties that are not considered of institutional quality. We have a policy of continuously improving and upgrading these properties, in order to increase revenues and achieve stockholder value. We also intend to invest increasing amounts in new construction or development projects, either directly or in partnership with others.

         We have financed acquisitions, development and capital improvements largely through mortgages and internally generated funds, as well as through property sales. We expect property sales, financing and refinancing to provide the bulk of funds available for investment in the future, so the availability and cost of long-term mortgage funds are key factors in our ability to continue to make new investments without additional equity offerings.

         We were incorporated in Nevada on April 2, 1997. We are the ultimate successor in interest to Vinland Property Trust, a California business trust originally established in July, 1973, and National Income Realty Trust ("NIRT"), also a California business trust, organized in October, 1978.

         In November, 1998, we merged with NIRT, with Tarragon as the surviving entity. In the merger, NIRT shareholders received 1.97 shares of our common stock for each share of beneficial interest of NIRT they held. Immediately following the merger, we acquired Tarragon Realty Advisors, Inc., our advisor since March, 1994 and NIRT's advisor since April, 1994, from William S. Friedman and his wife, Lucy N. Friedman, for 100,000 shares of our common stock and options to acquire 350,000 additional shares at prices ranging between $13 and $16 per share. Mr. Friedman also received options to acquire an additional 450,000 shares at prices ranging between $12 and $15 per share in connection with his employment agreement with us. Mr. Friedman is our President, Chief Executive Officer, and a member of our Board of Directors.

RECENT DEVELOPMENTS

         Prior to the merger of NIRT and Tarragon on November 24, 1998, NIRT shares of beneficial interest were listed on the NASDAQ National Market under the symbol "NIRTS." At that time, and for several years preceding that event, our common stock was listed on the NASDAQ SmallCap Market under the symbol "VIPT." Following the merger, we applied for and obtained the listing of our common stock on the NASDAQ National Market as a successor to NIRT, under the symbol "TARR." The listing was effective May 3, 1999.

                                  RISK FACTORS

         You should carefully consider the risk factors described below before investing in our common stock. These or other unanticipated circumstances could impair our business and financial condition, or otherwise have a material adverse impact on our future operations and stock price.

WE ARE HIGHLY LEVERAGED, AND MAY NOT BE ABLE TO MEET OUR DEBT SERVICE
OBLIGATIONS.

         We had total indebtedness at June 30, 1999 of approximately $274.6 million. Substantially all of our assets have been pledged to secure debt. These borrowings increase our risk of loss because they represent a prior claim on our assets and require fixed payments regardless of profitability. To service this debt, we will have to use cash flow from operations, which would otherwise be available for investment. Our highly leveraged position makes us more vulnerable to changes in economic conditions and may limit our ability to capitalize on significant business opportunities in the future.

         We require substantial cash flow to meet our debt service obligations. If we are unable to generate sufficient cash flow from operations to satisfy these obligations, or if we are required to make any substantial principal repayments, we may have to refinance some or all of our debt or sell assets. We cannot predict whether additional sources of financing for these purposes will be available in the future or the cost of such financing. Nor can we predict whether there will be a market for our assets in the time period we desire or need to sell them, or that we will be able to sell them at a price that will allow us to fully recoup our investment. If we default on secured indebtedness, the lender may foreclose and we could lose our investment in the asset securing the loan.

WE MAY NOT BE ABLE TO OBTAIN CAPITAL TO MAKE NEW INVESTMENTS.

         We depend primarily on external financing to fund the growth of our business. This is because one of the requirements of the Internal Revenue Code of 1986, as amended, for a REIT is that it distribute 95% of its net taxable income, excluding net capital gains, to its stockholders. Our access to debt or equity financing depends on banks' willingness to lend and on conditions in the capital markets. Although we believe that we will be able to finance any investments we wish to make in the foreseeable future, we may not be able to secure additional sources of financing on acceptable terms.

THE INTEREST RATES ON OUR VARIABLE RATE MORTGAGE DEBT MAY INCREASE, WHICH WOULD RESULT IN A REDUCTION OF FUNDS AVAILABLE TO FINANCE OUR OPERATIONS OR TO PAY DIVIDENDS TO STOCKHOLDERS.

         As of June 30, 1999, we had approximately $101.5 million of variable rate mortgage debt. We may incur additional variable rate indebtedness in the future. Accordingly, increases in interest rates could increase our interest expense, which could adversely affect our results of operations, financial condition, and ability to pay expected dividends to stockholders.


WE ACQUIRE NEW PROPERTIES FROM TIME TO TIME, AND THOSE ACQUISITIONS MAY REDUCE THE VALUE OF YOUR INVESTMENT.

         We regularly consider acquiring additional properties. Acquisitions involve several risks, including the following:

         o Acquired properties may not perform as well as we expected before acquiring them.

         o Improvements to the properties may cost more than we had estimated.

         o The costs of evaluating properties that are not acquired cannot be recovered.

WE DEVELOP NEW APARTMENT COMMUNITIES FROM TIME TO TIME, AND THESE ACTIVITIES MAY REDUCE THE VALUE OF YOUR INVESTMENT.

         We plan to continue developing new apartment communities as opportunities arise in the future. Development and construction activities entail a number of risks, including the following:

         o We may abandon a project after spending time and money determining its feasibility.

         o    Construction costs may exceed the original estimates.

         o The revenue from a new project may not be enough to make it profitable.

         o We may not be able to obtain financing on favorable terms for development of a property.

         o We may not complete construction and lease up on schedule, resulting in increased costs.

         o We may not be able to obtain, or may be delayed in obtaining, necessary governmental permits.

         o Even successful projects require a substantial portion of management's time and attention.

WE COULD LOSE OUR QUALIFICATION AS A REIT, WHICH WOULD RESULT IN A REDUCTION OF FUNDS AVAILABLE TO DISTRIBUTE TO STOCKHOLDERS.

         To maintain our status as a REIT, we must continually meet specified criteria concerning, among other things, our common stock ownership, the nature of our assets, the sources of our income, and the amount of distributions we make to stockholders. If we fail to qualify as a

REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be taxed on our income at regular corporate tax rates. If our status as a REIT were terminated, we might not be able to elect to be treated as a REIT for the following five-year period. Therefore, if we lose our REIT status, the funds available for distribution to you could be reduced substantially for each of the years involved.

BECAUSE THE TAX LAWS REQUIRE US TO DISTRIBUTE MOST OF OUR TAXABLE INCOME, WE MAY HAVE TO BORROW ADDITIONAL FUNDS OR FORGO OTHER USES OF OUR CAPITAL.

         To qualify as a REIT, we generally are required each year to distribute to our stockholders at least 95% of our taxable income, excluding any net capital gains. In addition, we are subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid with respect to any calendar year are less than the sum of:

         o    85% of ordinary income for that year,

         o    95% of capital gain net income for that year, and

         o    100% of undistributed taxable income from prior years.

         We may have to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. The requirement to distribute a substantial portion of our net taxable income could cause us to distribute amounts that otherwise would be spent on future acquisitions, capital expenditures, or repayment of debt. In that event, we might have to borrow funds or sell assets to fund the costs of such items.

THE REGIONAL CONCENTRATION OF OUR ASSETS MAY INCREASE THE EFFECTS OF ADVERSE TRENDS IN THOSE MARKETS.

         A substantial portion of our assets are located in Florida, Texas, Connecticut, California, and Colorado. Due to this geographic concentration, any deterioration in economic conditions in these markets could adversely affect the value of your investment.

WE HAVE A LIMITED OPERATING HISTORY AS A COMBINED ENTITY.

         Prior to the effective date of our merger with NIRT, Tarragon and NIRT were operated as separate, independent entities. While Tarragon and NIRT were engaged in similar businesses, and were under common management, we were only recently combined and the integration of our businesses to obtain economies of scale is not yet complete.

         Our merger with NIRT was accounted for as a reverse acquisition of Tarragon by NIRT using the purchase method of accounting. As a result, the historical balances and operations found in documents filed after November 24, 1998 are those of NIRT. These historical financial statements are not necessarily indicative of what the actual results of operations of the combined entity would have been or what the future results of operations of the combined entity will be.

THE ISSUANCE OF A LARGE VOLUME OF NEW SHARES OF OUR COMMON STOCK COULD RESULT IN A DEPRESSION OF OUR STOCK PRICE.

         Sales of a substantial number of new shares of our common stock in the public market after this offering could adversely affect the market price of our stock. Although contractual and statutory protections and prohibitions may apply, there are a substantial number of our shares eligible for sale in the public market pursuant to Rule 144 under the Securities Act of 1933, or which will become eligible in the near future. In addition, we have issued options for a substantial number of shares to our officers, directors and principal stockholders. We may in the future register the resale of at least 306,900 shares of our common stock issuable upon the exercise of options granted to our officers and employees under our Incentive Share Option Plan and options granted to our directors under our Independent Director Option Plan, under the Securities Act of 1933. Options covering an additional 800,000 shares are presently exercisable by Mr. and Mrs. Friedman.

         We cannot predict the timing or amount of any sale of the shares covered by this prospectus, or any subsequently filed registration statements. However, the simultaneous offering for public sale of a significant portion of these shares could have a depressive effect on the market price of our common stock.

FUTURE ISSUANCE OF SPECIAL STOCK COULD ADVERSELY AND MATERIALLY EFFECT THE RIGHTS OF COMMON STOCKHOLDERS.

         Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of special stock by action of the Board of Directors, without stockholder approval. This special stock may be issued in one or more series with such preferences, limitations and rights as our Board of Directors may determine. In the event that we issue special stock in the future, your rights as a holder of our common stock may be adversely and materially affected.

OUR PRINCIPAL SHAREHOLDERS MAY CONTROL CORPORATE ACTIONS.

         Williams S. Friedman, our President, Chief Executive Officer and a member of our Board of Directors, and his wife, Lucy N. Friedman, our principal stockholder, together control approximately 35% of our outstanding common stock. Accordingly, Mr. and Mrs. Friedman and their family may elect a number of the members of our Board of Directors and have substantial influence over our management and affairs. In addition, they effectively have veto power over a limited number of corporate actions requiring a vote of stockholders, under certain provisions requiring more than a simple majority vote presently contained in our Articles of Incorporation, as set forth below.

OUR GOVERNING DOCUMENTS CONTAIN ANTI-TAKEOVER PROVISIONS THAT MAY MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE TARRAGON.

         Our Articles of Incorporation contain provisions designed to discourage attempts to acquire control of Tarragon by merger, tender offer, proxy contest, or removal of incumbent management without the approval of our Board of Directors. As a result, a transaction which otherwise might appear to be in your best interests as a stockholder could be delayed, deferred or prevented altogether, and you may be deprived of an opportunity to receive a premium for your shares over prevailing market prices. The safeguards against acquisition of Tarragon contained in our Articles of Incorporation include:

         o the requirement of an 80% vote to make, adopt, alter, amend, change or repeal Tarragon's Bylaws or certain key provisions of Tarragon's Articles of Incorporation that embody, among other things, the aforementioned acquisition-related safeguards;

         o the requirement of a two-thirds super-majority vote for the removal of a director from the Board of Directors, and certain extraordinary transactions; and

         o the inability generally of stockholders to call a meeting of stockholders.

         In light of the fact that our Board of Directors and management control approximately 35% of our outstanding common stock, these acquisition-related safeguards could help entrench the Board of Directors and may effectively give our management the power to block any attempted change in control of Tarragon.

WE ARE IN A COMPETITIVE BUSINESS.

         The real estate business is highly competitive, and we compete with numerous entities engaged in real estate activities, with investment objectives similar to those of ours, which have greater financial resources and are better known than we are. This competition may result in increased prices for suitable investments and may impair our ability to make future acquisitions on favorable terms in the future.

REAL ESTATE INVESTMENTS ARE ILLIQUID.

         Tarragon is subject to all the risks incident to ownership of real estate, many of which relate to the general illiquidity of real estate investments. These risks include

         o    changes in general or local economic conditions;

         o changes in interest rates and availability of permanent mortgage financing that may render the sale or refinancing and the acquisition of a property difficult or unattractive and that may make debt service more burdensome;

         o    changes in real estate and zoning laws;

         o    increases in real estate taxes;

         o    federal or local economic or rent control;

         o    floods, earthquakes and other similar acts.

         Because of the illiquidity of real estate investments generally, our ability to respond quickly to changing circumstances may be impaired.

SOME OF OUR POTENTIAL LOSSES MAY NOT BE COVERED BY INSURANCE.

         In the opinion of our management, the real property we own is adequately covered by insurance; however, certain types of losses (generally of a catastrophic nature) may be uninsurable or not economically insurable. These excluded risks generally include war, earthquakes, floods, environmental liabilities and punitive damage judgments. If any of these kind of losses occur and are not covered by insurance, we might suffer a loss of capital invested in a property, as well as any profits that might have been anticipated from it.

OUR PROPERTIES MAY HAVE ENVIRONMENTAL CONTAMINATION, WHICH COULD REDUCE THE VALUE OF YOUR INVESTMENT.

         Various federal, state, and local environmental laws, ordinances, and regulations subject property owners or operators to liability for the costs of removal or remediation of hazardous or toxic substances on the property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The presence of, or the failure to properly remediate, such substances may adversely affect our ability to sell or rent the property or to borrow using the property as collateral.

                              SELLING STOCKHOLDERS

         Tarragon has pledged 1,201,000 shares of common stock as collateral for a $6,000,000 line of credit with SouthTrust Bank, National Association. The shares pledged to SouthTrust Bank are treasury stock issued for that purpose, or were acquired on the open market through our share repurchase program, and would not otherwise be offered for sale.

         Proceeds of the SouthTrust Bank loan were used to pay off two existing loans from SouthTrust Bank, which were also secured by shares of our common stock. In addition, Tarragon received net cash proceeds at closing of $2.2 million, which was used for working capital. The loan bears interest at the 30 day LIBOR plus 1.75% per annum. We are required to make monthly payments of interest only, with the principal due on October 16, 1999, upon maturity of the loan. The fair market value of the shares pledged to secure the loan must always equal or exceed 200% of the maximum loan amount.

         Pursuant to the terms of our promissory note, we are required to register 545,000 shares of treasury stock pledged to SouthTrust Bank as collateral before October 16, 1999, the first maturity date of the loan. In the event that these shares have been registered by October 16, and assuming that there are no other events of default under the loan, SouthTrust Bank will extend the maturity of the loan for an additional 18 months, until April 16, 2001.

         But for the requirement set forth in the loan documents, we would not be seeking to register any of the shares pledged to SouthTrust Bank. Because it is treasury stock, we do not have the right to vote these shares. However, in the event that these shares are offered for sale by SouthTrust Bank pursuant to this prospectus, the purchaser(s) will acquire sole voting and investment power over the shares they acquire, which will then be fully outstanding. If all of the shares pledged to SouthTrust Bank are sold, those shares will represent more than 10% of our outstanding common stock.

         Lucy N. Friedman has requested that we register 746,987 shares of Tarragon common stock, which she has pledged or may pledge as collateral for borrowing pursuant to standard margin account arrangements with Bear Stearns Securities Corp. Mrs. Friedman has sole voting and dispositive power over 1,963,359 shares of common stock and shared voting and dispositive power over another 799,685 shares, all of which together constitute approximately 35% of our total issued and outstanding common stock. Mrs. Friedman is the wife of William S. Friedman, a director, our President and Chief Executive Officer.

         Mrs. Friedman's margin account arrangements involve loans secured by margin securities of up to a specified percentage of the market value of the securities, bear interest at varying rates and contain standard default provisions, the operation of which do not give Bear Stearns immediate voting or investment power over the securities pledged. If any or all of the shares covered by this prospectus are sold by Bear Stearns, that sale by itself would not result in a change in control of Tarragon.

                                USE OF PROCEEDS

         Neither Tarragon nor Mrs. Friedman have any present intention to sell the shares covered by this prospectus. However, the shares may be offered from time to time for the account of pledgees, donees, transferees or other successors-in-interest of Tarragon or Mrs. Friedman, including SouthTrust Bank and/or Bear Stearns, at prices and on terms which will be fixed at the time of sale. The specific terms of such a sale, and the names of the underwriters, if any, will be set forth in a prospectus supplement.

         Tarragon will not receive any proceeds from the sale of the shares by pledgees, donees, transferees or other successors-in-interest of Tarragon or Lucy N. Friedman. However, Tarragon may receive some benefit in the event of a sale of the shares pledged to SouthTrust Bank, as the proceeds of such a sale should reduce Tarragon's outstanding indebtedness, described in detail under "Selling Stockholders."

                              PLAN OF DISTRIBUTION

         All of the shares registered under this prospectus may be sold from time to time by pledgees, donees, transferees or other successors-in-interest of Tarragon or Mrs. Friedman. Sales may be made on the NASDAQ at prices and on terms dictated by the then current market price of the shares or in negotiated private transactions. The shares may be sold by any one or more of the following methods:

         o A block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of a block as principal to facilitate the transaction;

         o Purchases by a broker or dealer as principal, and resale by such broker or dealer, for its own account pursuant to this prospectus;

         o Ordinary brokerage transactions and transactions in which the broker solicits purchasers; and/or

         o    Privately negotiated transactions.

         The pledgees, donees, transferees or other successors-in-interest of Tarragon or Mrs. Friedman may sell the shares to or through brokers or dealers. Such brokers or dealers will receive compensation in the form of discounts or commissions from the seller and they may also receive commissions from the purchasers of the shares for whom they may act as agents. Such discounts or commissions from the pledgees, donees, transferees or other successors-in-interest of Tarragon or Mrs. Friedman or such purchasers are not expected to exceed those customary in the types of transactions involved.

         Tarragon and Mrs. Friedman will each pay their pro rata share (based on number of shares) of all fees and expenses incident to registration of the shares other than any underwriting discounts, any selling commissions payable in respect of sales of the shares or any expenses incurred by the holder to retain any counsel, accountant or other adviser; all of which will be paid by the applicable holder. It is estimated that total fees and expenses (excluding registration fees) incurred in connection with the registration of the shares will not exceed $16,000.

         In the event the shares are offered to the public by pledgees, donees, transferees or other successors-in-interest of Tarragon or Mrs. Friedman, such parties, as well as any broker-dealer selling the shares as agent for one of them and any broker-dealer purchasing or reselling the shares for its own account, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which case any commissions received by such parties, and any profit on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act.

                      WHERE YOU CAN FIND MORE INFORMATION

         We have filed a Form S-3 registration statement with the SEC relating to the shares discussed in this prospectus. This prospectus does not contain all of the information set forth in the registration statement, and so we strongly urge you to read the registration statement in its entirety.

         Tarragon also files annual, quarterly and special reports, proxy statements and other information with the SEC. You may obtain a copy of the registration statement or any other information we file with the SEC at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 or 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of these materials from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC web site at www.sec.gov.

         Our common stock is quoted on the NASDAQ National Market under the symbol "TARR" and the information that we file with the SEC may also be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, at 1735 K Street, Washington, D.C. 20006.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information in this prospectus updates and supersedes information contained in documents incorporated by reference that we filed with the SEC before the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. To the extent that there is a discrepancy between a statement made in this prospectus or a document referred to in this prospectus, and a document which we subsequently file with the SEC, you should rely only on the statement contained in the later filed document.

         We incorporate by reference the following documents, which we have previously filed with the SEC (File No. 0-8003):

         1. Tarragon's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

         2. Tarragon's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

         3. Description of Tarragon's Common Stock set forth in a registration statement on Form 8-B, filed with the SEC on August 20, 1997 (File No. 000-22999).

         In addition, we incorporate by reference all documents which we file with the SEC after the date of this prospectus and prior to the termination of the offering of the shares described in this prospectus, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934.

         You may request a copy of these filings, at no cost to you, by writing or telephoning us at:

                             Tarragon Realty Investors, Inc.
                             Attn: Investor Relations
                             280 Park Avenue
                             20th Floor, East Building
                             New York, NY  10017
                             Telephone:  (212) 949-5000

         You are strongly urged to review the information and financial statements (including notes to financial statements) for Tarragon appearing in the documents which we have incorporated by reference in this prospectus.

                   SPECIAL NOTE ON FORWARD LOOKING STATEMENTS

         We have made forward-looking statements in this prospectus, and in the documents incorporated by reference in this prospectus. We may also make forward-looking statements in our periodic reports to the SEC, and in our press releases. Forward-looking statements are expressions of our current beliefs and expectations, based on information currently available to us, estimates and projections about our industry, and certain assumptions made by our management. These statements are not historical facts. We use words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions to identify our forward-looking statements.

         Because we are unable to control or predict many of the factors that will determine our future performance and financial results, our forward-looking statements are not guarantees of future performance. They involve risks, uncertainties, and assumptions. Our future results could differ materially from those expressed in the forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus. Many of these risks and uncertainties are described in this prospectus under "Risk Factors" and in the documents incorporated by reference in this prospectus.

         We believe that our forward-looking statements are reasonable. However, you should not place undue reliance on these forward-looking statements. They only reflect our view and expectations as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement in light of new information, future events or otherwise.

                       LIMITATION ON DIRECTOR'S LIABILITY

         Our Articles of Incorporation and Bylaws provide for indemnification of our officers and directors to the fullest extent authorized or permitted by Chapter 78 of the Nevada Revised Statutes and other applicable laws.

         In general, Nevada law permits Tarragon to indemnify its officers and directors so long as they act in good faith and in a manner which they reasonably believe to be in, or not opposed to, the best interests of Tarragon.

         Under the Management Liability Provision of the Articles of Incorporation, our directors do not have personal liability to Tarragon or to you, its stockholders, for monetary damages for any breach of their fiduciary duties as directors (including, without limitation, any liability for gross negligence in the performance of their duties), except

         o for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or

         o    for the payment of dividends in violation of NRS 78.300.

         By precluding personal liability for certain breaches of fiduciary duty, including grossly negligent business decisions made in connection with evaluating takeover proposals to acquire Tarragon, the Management Liability Provision supplements indemnification rights afforded under Tarragon's Articles of Incorporation and Bylaws.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Tarragon under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 LEGAL MATTERS

         We are being advised on the legality of the common stock offered by this prospectus by Prager, Metzger & Kroemer PLLC, Dallas, Texas. Prager, Metzger & Kroemer PLLC will rely as to all matters of Nevada law on Lewis and Roca LLP, Las Vegas, Nevada.

                                    EXPERTS

         The consolidated balance sheets as of December 31, 1998 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

===============================================================================

         THIS PROSPECTUS CONTAINS INFORMATION CONCERNING TARRAGON REALTY INVESTOR'S, INC. AND ITS COMMON STOCK. IT DOES NOT CONTAIN ALL OF THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT WHICH WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933.

                               -----------------


                               TABLE OF CONTENTS

                                                          PAGE
About this Prospectus......................................2
About the Company..........................................2
Recent Developments........................................3
Risk Factors...............................................3
Selling Stockholders.......................................8
Use of Proceeds............................................9
Plan of Distribution.......................................9
Where you can find more information.......................10
Incorporation of Documents by Reference...................11
Special Note on Forward-looking Statements................12
Limitation on Director's Liability........................12
Legal Matters.............................................13
Experts...................................................13

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS, THE REGISTRATION STATEMENT, AND THE OTHER DOCUMENTS WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY ADDITIONAL OR DIFFERENT INFORMATION. THE INFORMATION CONTAINED IN THIS PROSPECTUS, AND THE OTHER DOCUMENTS THAT WE HAVE REFERRED YOU TO, IS FULL, COMPLETE AND ACCURATE AS OF THE DATE OF THIS PROSPECTUS. HOWEVER, BECAUSE CHANGES IN OUR AFFAIRS MAY OCCUR AFTER THIS DATE, WE CANNOT REPRESENT THAT THIS INFORMATION REMAINS ACCURATE AS OF ANY SUBSEQUENT DATE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

===============================================================================


                                1,947,987 SHARES


                                TARRAGON REALTY
                                INVESTORS, INC.

                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)



                         -----------------------------

                                   PROSPECTUS

                         -----------------------------





                          _____________________, 1999

===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


    ITEM                                                                    APPROXIMATE
                                                                               AMOUNT
    SEC Registration Fee................................................   $  5,584.64
    Blue Sky Fee and Expenses (including legal fees)*(a)................   $  2,000.00
    Legal Fees and Expenses*............................................   $  9,625.00
    Accounting Fees and Expenses*.......................................   $  1,200.00
    Printing and Engraving Expenses*....................................   $    900.00
    Trustee, Transfer Agent and Registrar Fees*.........................   $    500.00
    Miscellaneous Fees and Expenses*....................................   $  1,000.00
                                                                           -----------
             TOTAL......................................................   $ 20,809.64
                                                                           ===========

    *Estimated

    (a) includes filing fees paid and to be paid

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Tarragon's Articles of Incorporation provide that it "shall indemnify to the fullest extent authorized or permitted by law. . . any person made or threatened to be made a party or witness to any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that such person is or was a director, officer, employee or agent" of Tarragon. Further, Tarragon's Bylaws provide that "[e]ach officer, director or employee . . . shall be indemnified . . . to the full extent permitted under Chapter 78 of the Nevada Revised Statutes . . . and other applicable law."

         Pursuant to the NRS, a corporation may indemnify persons for expenses related to an action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent, if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his conduct was unlawful. The expenses indemnified against in this provision include attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding. The NRS further provides that a corporation may indemnify persons for attorneys' fees related to an action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent, if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. A corporation may also indemnify directors for amounts paid in judgments and settlements in such a suit, but only if ordered by a court after determining that the person is "fairly and reasonably" entitled to indemnity.

         Under the Management Liability Provision of Tarragon's Articles of Incorporation, directors do not have personal liability to Tarragon or to its stockholders for monetary damages for any breach of their fiduciary duties as directors (including, without limitation, any liability for gross negligence in the performance of their duties), except

         o for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or

         o    for the payment of dividends in violation of NRS 78.300.

         By precluding personal liability for certain breaches of fiduciary duty, including grossly negligent business decisions made in connection with evaluating takeover proposals to acquire Tarragon, the Management Liability Provision supplements indemnification rights afforded under Tarragon's Articles of Incorporation and Bylaws which provide, in substance, that Tarragon shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the NRS and other applicable laws.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Tarragon under the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by Tarragon of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against Tarragon by any director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS.

                  (i) The following exhibits are filed as a part of this registration statement:

        EXHIBIT
      DESIGNATION                                              DESCRIPTION


          4.9 Indenture Agreement dated September 15, 1993 between Vinland Property Trust and American Stock Transfer and Trust Company (incorporation by reference is made to Exhibit 4.7 to registration statement No. 33-66294 on Form S-11).

          *5.1 Form of opinion of Prager, Metzger & Kroemer PLLC as to the legality of the securities.

          *5.2 Form of opinion of Lewis and Roca LLP as to the legality of the securities.

          23.1     Consent of Prager, Metzger & Kroemer PLLC (included in
                   Exhibit 5.1)

          23.2     Consent of Lewis and Roca LLP (included in Exhibit 5.2)

         *23.3     Consent of Arthur Andersen LLP

          24.1     Power of Attorney (set forth on page II-4)


* Filed with this registration statement.


ITEM 22. UNDERTAKINGS.

         Tarragon hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                           provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Tarragon pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Tarragon hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Tarragon hereby undertakes to deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Tarragon certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on August 31, 1999.

                                     TARRAGON REALTY INVESTORS, INC.



                                     By:     /s/ William S. Friedman
                                         --------------------------------------
                                         William S. Friedman, President,
                                         Chief Executive Officer and Director


                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below on this registration statement constitutes and appoints each of William S. Friedman and Erin D. Davis his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this registration statement of Tarragon Realty Investors, Inc. and to file same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents, or any of them, or their or his or her substitute or substitutes full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed below by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                 TITLE                                   DATE

     /s/ Carl B. Weisbrod                    Chairman of the Board of Directors               August 7, 1999
---------------------------------------                and Director
Carl B. Weisbrod

     /s/ William S. Friedman                 President, Chief Executive Officer and           August 31, 1999
---------------------------------------      Director (Principal Executive Officer)
William S. Friedman

     /s/ Erin D. Davis                         Executive Vice President and Chief             August 31, 1999
---------------------------------------      Financial Officer (Principal Financial
Erin D. Davis                                     and Accounting Officer)


     /s/ Chester Beck                                       Director                          August 10, 1999
---------------------------------------
Chester Beck

     /s/ Willie K. Davis                                    Director                          August 15, 1999
---------------------------------------
Willie K. Davis

     /s/ Sally Hernandez-Pinero                             Director                          August 9, 1999
---------------------------------------
Sally Hernandez-Pinero

     /s/ Lance Liebman                                      Director                          August 10, 1999
---------------------------------------
Lance Liebman

     /s/ Lawrence G. Schafran                               Director                          August 15, 1999
---------------------------------------
Lawrence G. Schafran

     /s/ Raymond V.J. Schrag                                Director                          August 19, 1999
---------------------------------------
Raymond V. J. Schrag

     /s/ Michael E. Smith                                   Director                          August 19, 1999
---------------------------------------
Michael E. Smith

                                 EXHIBIT INDEX


        EXHIBIT
      DESIGNATION                    DESCRIPTION
      -----------                    -----------
          4.9      Indenture Agreement dated September 15, 1993 between Vinland
                   Property Trust and American Stock Transfer and Trust Company
                   (incorporation by reference is made to Exhibit 4.7 to
                   registration statement No. 33-66294 on Form S-11).

          *5.1 Form of opinion of Prager, Metzger & Kroemer PLLC as to the legality of the securities.

          *5.2 Form of opinion of Lewis and Roca LLP as to the legality of the securities.

          23.1     Consent of Prager, Metzger & Kroemer PLLC (included in
                   Exhibit 5.1)

          23.2     Consent of Lewis and Roca LLP (included in Exhibit 5.2)

         *23.3     Consent of Arthur Andersen LLP

          24.1     Power of Attorney (set forth on page II-4)

* Filed with this registration statement.